UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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WYETH

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Five Giralda Farms	Robert Essner
Madison, NJ 07940	Chairman, President and Chief Executive Officer

March 18, 2003

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Wyeth’s 2003 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, April 24, 2003 at 9:30 in the morning at the Headquarters Plaza Hotel located at Three Headquarters Plaza, Morristown, New Jersey.

The Notice of Annual Meeting and proxy statement in this mailing describe the business items we plan to address at the meeting. We will also present a brief report on our business and will respond to your questions.

Your vote is very important. Please take the time to cast your vote regardless of the number of shares you own. Many of you will have the option to cast your proxy vote by telephone or via our internet website. These are quick, cost effective and easy ways for you to submit your proxy. If you would prefer to vote by mail, please sign, date and return the enclosed proxy form in the postage-paid envelope provided.

I look forward to seeing you on April 24th.

Sincerely,

Wyeth Pharmaceuticals

Wyeth Consumer Healthcare

Fort Dodge Animal Health

Five Giralda Farms

Madison, New Jersey 07940

Notice of Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of Wyeth will be held in the Plaza Ballroom of the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey, on Thursday, April 24, 2003 at 9:30 a.m., Eastern Time. At the meeting we will:

1.	elect ten nominees to our board of directors;

2.	vote to ratify PricewaterhouseCoopers LLP as our principal independent public accountants for 2003;

3.	vote on a stockholder proposal regarding shareholder approval of “poison pills”; and

4.	vote on any other matters that are properly presented at the meeting.

Our board of directors has chosen the end of the business day on March 13, 2003 as the ‘record date’ that will determine the list of stockholders to receive notice of and who are eligible to vote at the annual meeting.

As Authorized by the Board of Directors

EILEEN M. LACH Secretary

March 18, 2003

Your Vote Is Important!

If you are unable to attend the meeting, please sign, date and promptly return the accompanying proxy card or, if your proxy form includes instructions to do so, use the toll-free telephone number or internet website noted on your proxy form to submit your proxy.

APPENDICES

Appendix A—Audit Committee of the Board of Directors Charter

Appendix B—Compensation and Benefits Committee of the Board of Directors Charter

Appendix C—Nominating and Governance Committee of the Board of Directors Charter

Appendix D—Corporate Issues Committee of the Board of Directors Charter

Five Giralda Farms

Madison, New Jersey 07940

Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because Wyeth’s board of directors is asking (technically called soliciting) stockholders to provide proxies or voting instructions to be voted at our 2003 Annual Meeting of Stockholders. The meeting is scheduled for April 24, 2003 and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. In this proxy statement, we refer to Wyeth as “Wyeth,” “we,” “our” or “our company.”

What is a proxy or voting form?

A proxy is the legal designation of another person to vote your shares. You may authorize the other person electronically by phone or via the internet website. You may also do so in writing by filling out your proxy card (if you hold shares in your own name) or voting form (if you hold shares through a broker or participate in our BuyDIRECT Stock Purchase and Sale Plan through the Bank of New York). We will refer to your proxy card or voting form in this proxy statement as your proxy form.

How can you vote?

You may vote by using the toll-free number or the internet website, if your proxy form includes instructions for using these quick and easy voting methods. You may also simply fill out, sign and date your proxy form and mail it in the prepaid envelope included with these proxy materials. You will need to follow the instructions when you vote using any of these methods to make sure your vote will be counted at the meeting.

How will your shares be represented at the meeting?

At the meeting, our proxy committee will vote your shares as you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as our Board recommends which is:

•	FOR the election of the directors named in this proxy statement;

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our principal independent public accountants for 2003; and

•	AGAINST the stockholder proposal regarding shareholder approval of “poison pills”.

You may revoke your proxy at any time before it is voted at the annual meeting.

Who is entitled to vote at the meeting?

All stockholders who hold shares at the end of the business day on the ‘record date’ (March 13, 2003) are entitled to receive notice of and to vote at the annual meeting.

Can you keep your vote secret?

Yes. You may request that your vote be kept secret until after the meeting by asking us to do so on your proxy form or by following the instructions when submitting your proxy by telephone or via the internet website.

Must you give voting instructions if you participate in our BuyDIRECT Stock Purchase and Sale Plan?

Yes. If you participate in our BuyDIRECT Stock Purchase and Sale Plan and do not fill out a proxy form your shares will not be voted.

Who may attend the meeting?

We are limiting attendance to stockholders (or their authorized representatives) and our invited guests. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the end of the day on the ‘record date’ (March 13, 2003), you will be permitted to attend the meeting.

Will cameras and recording devices be permitted at the annual meeting?

No. Cameras and recording equipment are not permitted in the meeting room.

When is this proxy statement being mailed?

This proxy statement and the proxy form are first being sent to stockholders on or near March 18, 2003.

How many shares will be voted at the meeting?

All stockholders who hold shares at the end of the business day on the ‘record date’ (March 13, 2003) are entitled to vote at the meeting. To give you an estimate of how many shares are outstanding on a recent date, on March 3, 2003 there were 1,422,339,824 shares of our common stock held by stockholders and each common share is entitled to one vote. The par value or face value of our common stock is $0.33 1/3 per share. Also, on March 3, 2003 there were 18,104 shares of our convertible preferred stock held by stockholders and each preferred share is entitled to 36 votes. The par value or face value of our preferred stock is $2.50 per share.

How will votes for the election of directors be counted?

The ten candidates with the most affirmative votes cast by proxy or in person at the meeting for the ten open directors’ seats will be elected as directors. Votes of common stock and preferred stock are tallied together to determine the total number of votes cast. Each share of common stock represents one vote and each share of preferred stock represents 36 votes.

How will votes be counted for matters other than election of directors?

All matters on the agenda other than the election of directors will be decided by a majority of the votes cast by proxy or in person at the meeting in accordance with our by-laws. This means that a matter will pass if more votes are cast for a matter than against. Votes of common stock and preferred stock are tallied together to determine the total number of votes cast. Each share of common stock represents one vote and each share of preferred stock represents 36 votes.

How will abstentions be counted?

If you abstain from voting on any item on the agenda you will effectively not vote on that item of business at the meeting. These votes are not considered to be votes cast under our by-laws or Delaware law (our state of incorporation).

What is a broker non-vote and how are they counted?

A broker non-vote occurs when a broker holds shares on your behalf but does not receive instructions from you as to how you wish to vote your shares in cases where specific authorization is required. In these cases, the broker can register your shares as being present at the meeting for attendance purposes (obtaining the required number of shares to be present at the meeting which is technically called a quorum) but the broker will not be able to vote on those matters for which specific authorization is required. Similar to abstentions, broker non-votes will have no effect on the matters that are on the agenda to be presented at the meeting.

ITEM 1.

ELECTION OF DIRECTORS

We are planning to elect ten directors who will hold office until the next annual meeting or until a replacement is elected or appointed. All of the nominees are currently members of our Board and were elected by our stockholders at the last annual meeting. We have no reason to believe that if any candidate is elected that he or she would not serve. If any nominee is not available and our Board chooses to designate a substitute nominee, your vote (through your proxy) would be cast for the substitute nominee.

John R. Stafford retired from our Board on December 31, 2002 and is now acting as a consultant to Wyeth. He had served on the Board since 1980. The Board took action to reduce the number of directors from eleven to ten upon his retirement.

You may submit names of qualified candidates along with detailed information on their backgrounds to our Corporate Secretary for referral to the Nominating and Governance Committee. Under our by-laws, nominations for elections to be held at an annual meeting must be received no later than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the case of elections to be held at a special meeting, nominations must be received no later than the 10th day following the date notice is first given to stockholders of the special meeting.

Nominees for Election as Directors

Clifford L. Alexander, Jr.

Mr. Alexander is 69 years old and has been a Director since 1993. He is the President of Alexander & Associates, Inc., which is a consulting firm specializing in
Workforce Inclusiveness. He is also the Chairman of Moody’s Corporation and a Director of Dreyfus General Family of Funds, Dreyfus Third Century Fund,
Dreyfus Premier Family of Funds, and Mutual of America Life Insurance Company.

Frank A. Bennack, Jr.

Mr. Bennack is 70 years old and has been a Director since 1988. He is the Chairman of the Board and Chairman of the Executive Committee of The Hearst Corporation, which is a company that owns and operates communications media. He is also a Director of J.P. Morgan Chase & Co., Hearst-Argyle Television, Inc. and Polo Ralph Lauren Corporation.

Richard L. Carrión

Mr. Carrión is 50 years old and has been a Director since 2000. He is the Chairman, President and Chief Executive Officer of Popular, Inc., which is a bank holding company, and Chairman, President and Chief Executive Officer of Banco Popular de Puerto Rico. He is also the Chairman of the Board of Trustees of Fundación Banco Popular and a Director of Verizon Communications, Inc. and Telecomunicaciones de Puerto Rico, Inc.

Robert Essner

Mr. Essner is 55 years old and has been a Director since 1997. He became the Chairman on January 1, 2003. He was elected President in July 2000 and Chief Executive Officer during May 2001. Previously, he held the positions of Chief Operating Officer since July 2000 and Executive Vice President of Wyeth since September 1997. Before that he was President of Wyeth-Ayerst Global Pharmaceuticals from March 1997 and President of Wyeth-Ayerst Laboratories from 1993 to March 1997. He is also a member of the Board of Massachusetts Mutual Life Insurance Company and a Trustee of Penn Medicine (the entity governing the University of Pennsylvania School of Medicine and the University of Pennsylvania Health System).

John D. Feerick

Professor Feerick is 66 years old and has been a Director since 1987. He is a Full Professor of Law at Fordham University School of Law and is the former Dean of Fordham University School of Law, a position he held from 1982 until 2002. He is also a Director of the Sentinel Group Funds, Inc. and Sentinel Pennsylvania Tax Free Trust.

John P. Mascotte

Mr. Mascotte is 63 years old and has been a Director since 1995. He is the Retired President and Chief Executive Officer of Blue Cross Blue Shield of Kansas City, Inc. He is also the former Chairman of Johnson & Higgins of Missouri, Inc. and former Chairman and Chief Executive Officer of The Continental Corporation. He is a Director of Hallmark Cards, Inc., Crown Media Holdings, Inc., Businessmen’s Assurance Company and LabOne, Inc.

Mary Lake Polan, M.D., Ph.D., M.P.H.

Dr. Polan is 59 years old and has been a Director since 1995. She has been the Chairman and Professor of the Department of Gynecology and Obstetrics at the Stanford University School of Medicine since 1990. She is also a Director of Quidel Corporation and ChromaVision, Inc.

Ivan G. Seidenberg

Mr. Seidenberg is 56 years old and has been a Director since 1996. He is the President and Chief Executive Officer of Verizon Communications, Inc., which is a telecommunications company. He is also a Director of Verizon Communications, Inc., Honeywell International Inc., CVS Corporation, Boston Properties, Inc. and Viacom, Inc.

Walter V. Shipley

Mr. Shipley is 67 years old and has been a Director since 2000. He is the Retired Chairman of the Board of The Chase Manhattan Corporation and The Chase Manhattan Bank. He is also a Director of Exxon Mobil Corporation and Verizon Communications, Inc.

John R. Torell III

Mr. Torell is 63 years old and has been a Director since 1982. He is a Partner at Core Capital Group. He is the former Chairman and CEO of Fortune Bancorp, former Chairman of the Board, President and Chief Executive Officer of CalFed Inc. and former President of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company. He is also a Director of Heartland Partners LP.

Directors’ Fees

Both Mr. Stafford and Mr. Essner were our employees during 2002 and did not receive any additional compensation for serving on our Board. The other directors were entitled to participate in certain of our health and benefit plans (including participation in our charitable matching grant program which permits matching of up to $25,000 per year) and to receive in cash:

Annual Retainer	$45,500
Annual Committee Service Fee (per Committee)	$ 9,000
Committee Chairman Fee	$ 5,000
Meeting Attendance Fee (Board or Committee)	$ 1,050

There were eight Board meetings in 2002 and the total fees paid in 2002 to the nine directors who are not our current or former employees was $652,250. This amount includes fees that were deferred under the Directors’ Deferral Plan. During 2002, each member of our Board attended at least 75% of the total meetings of the Board and the Committees on which each director was a member.

Directors’ Restricted Stock Awards

We have a restricted stock plan for directors called the 1994 Restricted Stock Plan for Non-Employee Directors. Under this plan, each director who is not our current or former employee is entitled to receive an initial grant of 800 shares of restricted stock and four subsequent annual grants of 800 shares for a total of 4,000 shares. These awards are subject to the terms and conditions of the plan, which includes a provision for the acceleration of vesting of outstanding restricted stock awards in the event that there is a change in control of Wyeth.

Directors’ Stock Option Grants

We have a stock option plan for directors called the Stock Option Plan for Non-Employee Directors. Under this plan, each director who is not our current or former employee will receive an annual grant of stock options (currently 4,000 options per year) on the date of each annual meeting. The exercise price for the options is set at the fair market value of our common stock on that date and the options have a ten-year term. Directors may generally exercise the options commencing on the date of the next annual meeting or earlier in the event of the termination of service as a director due to death, disability or retirement. However, a director must have completed at least two years of continuous service at the time of exercise or his or her termination in order to be permitted to exercise the options. The plan includes a provision for the acceleration of vesting (permitting early exercise) of the outstanding stock options in the event that there is a change in control of Wyeth.

Directors’ Deferral Plan

We have a deferred compensation plan for directors called the Directors’ Deferral Plan. Under this plan, directors’ fees may be deferred in amounts specified by each director who is not our current or former employee. The deferred amounts accrue interest at a set rate (currently 10% per annum) or may be allocated to phantom stock units on a quarterly basis under the plan. The plan also has a provision under which each non-employee director who was serving on the Board in May 1997 was credited with phantom stock units equal to the actuarial equivalent (or pension calculation) of the amount that (under the former retirement plan that was terminated upon creation of this plan) the director would have been due at his or her earliest retirement date, assuming the director had completed the vesting requirements under the former plan. Directors with ten years of Board service upon the later of retirement or age 65 will be entitled to receive in cash (in a lump sum or annual installments) an amount equal to the value of these units at that time. Phantom stock units for both the retirement and deferred accounts accrue dividend equivalents that are computed quarterly. In addition, the plan contains a change in control provision which, in the event of a change in control of Wyeth, would accelerate vesting of any unvested sums under the plan and would permit acceleration of scheduled payments to a single lump sum if elected (subject to a 6% penalty).

Committees of Our Board

Our Board has, as standing committees, an Audit Committee, a Compensation and Benefits Committee, a Nominating and Governance Committee and a Corporate Issues Committee. Each of these standing committees has only non-employee Directors as members. Below is a description of our key Board Committees, including the Executive Committee of which Mr. Essner is a member.

Committee	Members	Functions and Additional Information	Number of Meetings in 2002

Audit	John D. Feerick, Chairman Clifford L. Alexander, Jr. John P. Mascotte Mary Lake Polan, M.D., Ph.D., M.P.H. John R. Torell III

See the Committee Charter attached to this proxy statement as Appendix A and the Report of the Audit Committee for a detailed description of the Committee’s functions. Some key functions are:

•      Hires and approves fees of independent auditors subject to ratification by the stockholders.

•      Generally pre-approves any non-audit services and evaluates performance and independence of the auditors.

•      Reviews and discusses our periodic financial statements, other disclosure and risk management and control policies and procedures, as appropriate, with management and the auditors and ensures integrity of the financial reporting process and compliance with applicable laws and accounting initiatives.

•      Prepares an annual report of the Audit Committee for the proxy statement and annually evaluates the Charter and the performance of the Committee.

6

Committee	Members	Functions and Additional Information	Number of Meetings in 2002

Compensation and Benefits	Frank A. Bennack, Jr., Chairman Richard L. Carrión John D. Feerick John P. Mascotte Walter V. Shipley

See the Committee Charter attached to this proxy statement as Appendix B and the Report of the Compensation and Benefits Committee for a detailed description of the Committee’s functions. Some key functions are:

•      Recommends to the Board the salaries of our officers.

•      Administers our incentive compensation and stock option plans and oversees other benefit plans, sets performance goals and makes performance evaluations.

•      Periodically evaluates the competitiveness of our compensation practices.

•      Prepares an annual report of the Compensation and Benefits Committee for the proxy statement and annually evaluates the Charter and the performance of the Committee.

7

Nominating and Governance	John P. Mascotte, Chairman Frank A. Bennack, Jr. Richard L. Carrión Ivan G. Seidenberg Walter V. Shipley

See the Committee Charter attached to this proxy statement as Appendix C and the Report of the Nominating and Governance Committee for a detailed description of the Committee’s functions. Some key functions are:

•      Establishes criteria and procedures for recommending candidates to the Board, including those submitted by stockholders.

•      Has sole authority to hire search firms to identify candidates.

•      Makes recommendations to the Board on the functions and size of Board Committees.

•      Oversees other corporate governance matters including the evaluation of the functioning of the Board and recommends corporate governance principles.

•      Annually evaluates the Charter and the performance of the Committee and Charters of other Committees.

2

Committee	Members	Functions and Additional Information	Number of Meetings in 2002

Corporate Issues	Clifford L. Alexander, Jr., Chairman Mary Lake Polan, M.D., Ph.D., M.P.H. Ivan G. Seidenberg John R. Torell III

See the Committee Charter attached to this proxy statement as Appendix D for a detailed description of the Committee’s functions. Some key functions are:

•      Reviews our major public and social policies, practices and programs and makes recommendations to the Board as appropriate on public issues, including environmental, health and safety, employment practices, charitable contributions and community outreach and political contributions.

•      Reviews and makes recommendations regarding stockholder proposals received and our Code of Conduct.

•      Annually evaluates the Charter and the performance of the Committee.

			2

Executive	Robert Essner, Chairman Frank A. Bennack, Jr. Ivan G. Seidenberg	Authorized, under our by-laws, during the intervals between Board meetings, to perform all duties and exercise all powers of the Board except those that are required by law, our Certificate of Incorporation or by-laws to be performed or exercised by the entire Board.	0

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our officers, directors, and owners of more than ten percent of our securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and Wyeth. Under regulations recently adopted under the Sarbanes-Oxley Act of 2002, most transactions (including routine grants previously reported on an annual basis) are now reportable within two days. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based upon a review of the filings made on their behalf during 2002 as well as our company records, all reports were timely filed except that Ulf Wiinberg inadvertently reported one open market purchase made in July 2002 late on an amended Form 5 and stock option grants made on October 28, 2002 to Paul Jones and Lawrence Stein were reported late on a Form 5 due to a clerical error. Stock option grants made concurrently to other officers were reported on Form 4 in a timely manner.

SECURITIES OWNED BY MANAGEMENT

The table below shows the numbers of shares of our common stock owned on February 3, 2003 by:

(i)	each of our directors;

(ii)	each executive named in this proxy statement; and

(iii)	all of our directors and executive officers as a group.

We calculate beneficial ownership by including shares owned in each director’s or officer’s name (or by any member of his or her immediate family). Also, we count shares held by a broker for the benefit of the officer or director and securities which the officer or director could purchase within 60 days (such as the exercisable stock options that are listed in a separate column). All directors and executives named in this proxy statement disclaim beneficial ownership of shares owned solely by their spouses. No director or officer owns shares of our preferred stock.

Name of Beneficial Owner	Common Stock		Exercisable Options		Percent of Class
Directors
Clifford L. Alexander, Jr.	5,271	(1)	10,000		*
Frank A. Bennack, Jr.	16,671	(1)	10,000		*
Richard L. Carrión	2,466	(2)	4,000		*
Robert Essner	111,068	(3)	856,399		*
John D. Feerick	5,071	(1)	10,000		*
John P. Mascotte	8,271	(1)	10,000		*
Mary Lake Polan, M.D., Ph.D., M.P.H.	5,151	(10)	10,000		*
Ivan G. Seidenberg	5,240	(1)	10,000		*
Walter V. Shipley	4,454	(2)	4,000		*
John R. Torell III	11,878	(1)	10,000		*
Named Executives
Bernard J. Poussot	43,290	(4)	310,399		*
Louis L. Hoynes, Jr.	87,030	(5)	395,999		*
Kenneth J. Martin	42,402	(6)	237,767		*
Joseph M. Mahady	18,281	(7)	193,099		*
John R. Stafford	619,429	(8)	3,289,160	(11)	*
All executive officers and directors as a group (23 persons)	1,171,543	(9)	6,503,249		*

 *  Less than one percent (1%); including exercisable options.

(1)	Includes 4,000 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors (plus accrued dividend equivalents) held by a trust called the “restricted stock trust” for the benefit of certain of our executive officers and non-employee directors under which they have sole voting power but do not have the power to sell except in certain limited circumstances.

(2)	Includes 2,400 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors (plus accrued dividend equivalents) held in the restricted stock trust.

(3)	Includes 16,057 shares owned jointly with Mrs. Essner and 41,201 shares held in the restricted stock trust.

(4)	Includes 8,572 shares held in the restricted stock trust.

(5)	Includes 24,598 shares held in the restricted stock trust.

(6)	Includes 13,995 shares held in the restricted stock trust.

(7)	Includes 9,475 shares held in the restricted stock trust.

(8)	Includes (i) 18,240 shares owned by Mrs. Stafford; (ii) 132,383 shares held in the restricted stock trust; and (iii) 117,694 shares owned by a charitable foundation of which Mr. and Mrs. Stafford are trustees (of which Mr. Stafford disclaims beneficial ownership).

(9)	Includes 299,778 shares held in the restricted stock trust.

(10)	Includes 50 shares held by a member of Dr. Polan’s immediate family. Dr. Polan disclaims beneficial ownership of these shares.

(11)	All of Mr. Stafford’s unexercisable stock options became exercisable on January 1, 2003 upon his retirement under the terms of the applicable stock incentive plans.

SUMMARY COMPENSATION TABLE

The following table includes the compensation paid for the years 2000-2002 to our Chief Executive Officer, the four other most highly paid executive officers and one additional officer (Mr. Stafford who retired as Chairman of the Board on December 31, 2002).

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options Granted (#)	LTIP Payouts ($)(2)	All Other Compensation ($)(3)
Robert Essner (4) Chairman, President and Chief Executive Officer	2002 2001 2000	1,400,000 1,116,667 814,743	586,000 1,675,001 978,000		111,817	(5)	2,091,413	(6)	540,000 990,000 207,000	891,683 298,868	143,533 66,237 21,285
Bernard J. Poussot (7) Executive Vice President	2002 2001	694,900 631,800	265,000 750,000						157,500 126,000	507,834 150,780	43,288 18,954
Louis L. Hoynes, Jr. Executive Vice President and General Counsel	2002 2001 2000	678,500 640,000 567,898	260,000 740,000 653,000						135,000 126,000 112,500	467,849 150,780	205,479 143,696 91,283
Kenneth J. Martin (8) Executive Vice President and Chief Financial Officer	2002 2001 2000	592,000 497,000 452,833	250,000 600,000 498,000						157,500 112,500 88,000	733,665 113,085	60,383 30,281 13,585
Joseph M. Mahady (9) Senior Vice President	2002 2001	543,500 494,700	250,000 594,000						90,000 76,500	334,525 112,223	26,119 14,841
John R. Stafford (4) Consultant, Retired Chairman of the Board	2002 2001 2000	1,760,000 1,760,000 1,640,000	1,968,000 1,968,000 1,968,000	(10)	181,141	(11)			630,000 630,000 630,000	2,674,987 724,283	1,663,081 1,268,248 794,164

(1)	Cash bonuses for the executives named in this proxy (other than Mr. Stafford) were paid under the Executive Incentive Plan passed by stockholders at last year’s annual meeting.

(Note 1 continued)

Under our Deferred Compensation Plan, the officers named in the table deferred until after retirement (other than Mr. Essner’s 2001 bonus, which was deferred until 2007) salary and bonus for the years reported as follows (during years in which they were executive officers):

	2002		2001		2000
Officer	Bonus	Salary	Bonus	Salary	Bonus	Salary
Mr. Essner	—	—	All	Part	All	Part
Mr. Poussot	All	All	Part	—
Mr. Hoynes	All	—	All	—	All	—
Mr. Martin	—	Part	All	Part	All	—
Mr. Mahady	Part	—	Part	—
Mr. Stafford	—	Part	All	Part	All	Part

(2)	Amounts show 2002 payouts (valued on the payout date at $63.975 per share) of Restricted Stock Performance Awards for the years set forth below based upon achieving the applicable performance criteria for each award:

Officer	1999 Performance Year Target Awards (a)	2001 Performance Year Target Awards (b)
Mr. Essner	7,000	6,938
Mr. Poussot	4,125	3,813
Mr. Hoynes	3,500	3,813
Mr. Martin	2,959	8,509
Mr. Mahady	2,604	2,625
Mr. Stafford	21,000	20,813

(a)	Represents 125% of the target awards for the 1999 performance year that were earned under the second performance measurement set by the Compensation and Benefits Committee since Wyeth’s total shareholder return ranked in the top three of its peer group for the three-year period, 1999 – 2001. These 1999 awards were not earned under the first performance measurement since Wyeth did not achieve its earnings per share target for 1999 as set by the Committee.

(b)	Represents 125% of the target awards for the 2001 performance year which were earned in 2002 under the first performance measurement since Wyeth achieved greater than 102.5% of the earnings per share target for 2001 as set by the Committee.

The unearned bonus awards of 25% of the target awards for the 2000 performance year that were not earned under the first performance measurement were earned under the second performance measurement in 2003 because Wyeth’s total shareholder return ranked in the top three of its peer group for the three-year period, 2000 – 2002. In addition, the target awards for the 2002 performance year were not earned under the first performance measurement since Wyeth did not achieve its earnings per share target for 2002 as set by the Committee.

The Committee previously made similar target awards for the 2003 performance year to each of the named executives equaling 22,719 for Mr. Essner, 7,952 for Mr. Poussot, 7,952 for Mr. Hoynes, 7,100 for Mr. Martin, 4,828 for Mr. Mahady and 39,759 for Mr. Stafford. Also, similar awards were granted in 2002 for the 2004 performance year which are detailed in the Long-Term Incentive Plan Awards Table in this proxy statement.

(3)	Represents contributions made by Wyeth under our Savings Plan and Supplemental Employee Savings Plan (Wyeth matches up to 50% of the first 6% of compensation contributed by the employee) and above-market interest (equal to 3.58% which was calculated from the Deferred Compensation Plan 10% fixed rate less 125% of the applicable federal long-term rate) earned but not paid during 2002 on deferred compensation:

Officer	401(k)/ SESP	Above-Market Interest on Deferred Compensation
Mr. Essner	$42,000	$ 101,533
Mr. Poussot	$20,847	$ 22,441
Mr. Hoynes	$20,355	$ 185,124
Mr. Martin	$17,760	$ 42,623
Mr. Mahady	$16,305	$ 9,814
Mr. Stafford	$52,800	$ 1,610,281

(4)	On May 1, 2001, Mr. Essner became the Chief Executive Officer of Wyeth. In 2001, Mr. Stafford served as Chief Executive Officer from January 1, 2001 until May 1, 2001 and remained Chairman of the board of directors until his retirement on December 31, 2002.

(5)	Includes Wyeth’s 2002 out-of-pocket or incremental cost for tax and financial planning services and a company-leased automobile (calculated at full cost to Wyeth although used for business as well as personal transportation). Also, the Board made it a requirement, for security reasons, that Mr. Essner use corporate aircraft even when traveling on personal business. The incremental cost of this personal usage in 2002 which is included in the amount shown was $84,337, net of the required reimbursement to the company for a portion of the expense.

(6)	Represents a special retention restricted stock award of 33,624 units made on June 21, 2001 in conjunction with Mr. Essner being elected CEO in 2001 which will be converted to shares of common stock on June 21, 2004. However, units will be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the restricted stock would vest immediately) unless otherwise determined by the Committee. Mr. Essner will not be entitled to vote or receive dividends until the units are converted to common stock. The closing market price on the grant date for the restricted stock was $62.20. At December 31, 2002, Mr. Essner held 33,624 shares of restricted stock (other than deferred shares held in the restricted stock trust) which are valued at $1,257,538 based on the closing market price of our common stock at December 31, 2002 which was $37.40.

(7)	Mr. Poussot became an executive officer of Wyeth on January 23, 2001.

(8)	Mr. Martin became an executive officer of Wyeth on February 1, 2000.

(9)	Mr. Mahady became an executive officer of Wyeth on June 21, 2001.

(10)	The amount shown represents the minimum incentive award for 2002 which Mr. Stafford was entitled to receive under the terms of the agreement described below under the caption “Change in Control Severance Agreements and Other Arrangements”. Mr. Stafford is donating his 2002 bonus to a charitable foundation. The foundation will provide educational scholarships totaling $2,000,000 over a period of years for the children of eligible Wyeth employees. All of Mr. Stafford’s 2002 cash and incentive compensation was earned or granted under the terms of his agreement.

(11)	Includes Wyeth’s 2002 out-of-pocket or incremental cost for tax and financial planning services and a company-owned automobile (calculated at full cost to Wyeth although used for business as well as personal transportation). Also, the Board made it a requirement, for security reasons, that Mr. Stafford use corporate aircraft even when traveling on personal business. The incremental cost of this personal usage in 2002 which is included in the amount shown was $160,636, net of the required reimbursement to the company for a portion of the expense.

OPTION GRANTS TABLE

The following table provides information on option grants in 2002 to the executives named in this proxy statement.

Individual Grants in 2002

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in 2002	Exercise Price Per Share ($)(2)	Expiration Date	Grant Date Present Value ($)(3)
Robert Essner	540,000	1.6	60.7050	April 2012	13,246,200
Bernard J. Poussot	157,500.5		60.7050	April 2012	3,863,475
Louis L. Hoynes, Jr.	135,000.4		60.7050	April 2012	3,311,550
Kenneth J. Martin	157,500.5		60.7050	April 2012	3,863,475
Joseph M. Mahady	90,000.3		60.7050	April 2012	2,207,700
John R. Stafford	630,000	1.9	60.7050	April 2012	15,453,900

(1)	These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant (April 25, 2002) (except that such options may be exercised earlier in the case of the holder’s retirement, disability or death). The options are transferable by these officers to members of the officer’s family or to a trust or other entity solely for the benefit of family members.

(2)	The exercise price is the mean (or average) stock price on the date of grant.

(3)	These estimates of value were developed solely for the purposes of comparative disclosure in accordance with Securities and Exchange Commission rules and are not intended to predict future prices of our common stock. The ultimate values of the options will depend on the future market price of our stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, a holder will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. The estimates were developed using the Black-Scholes option pricing model incorporating the following assumptions:

Exercise price	$60.7050
Option term	10 years
Interest rate	5.21%(a)
Volatility	40.59%(b)
Dividends	$0.92 per share(c)
Reduction	7.79%(d)
Reduction	10.25%(e)

(a)	Representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to the option term.

(b)	Calculated using daily stock prices for a three-year period prior to the grant date.

(c)	Representing the annualized dividends paid with respect to a share of common stock on the date of grant.

(d)	Reflecting the probability of forfeiture due to termination prior to vesting.

(e)	Reflecting the probability of a shortened option term due to termination of employment prior to the option expiration date.

OPTION EXERCISE AND YEAR-END VALUE TABLE

The following table discloses the options that were exercised by or are attributable to the executives named in this proxy statement during 2002 and sets forth the number and value of their unexercised options at year-end.

Aggregated Option Exercises in 2002 and Year-End Option Values
Name	Shares Acquired on Exercise (#)		Value Realized ($)		Number of Securities Underlying Unexercised Options at Dec. 31, 2002 (#) Exercisable* Unexercisable**		Value of Unexercised In-The-Money Options at Dec. 31, 2002 ($) Exercisable* Unexercisable**(1)
Robert Essner	105,200	(2)	3,641,250	(2)	856,399 1,479,001	* **	957,258 0	* **
Bernard J. Poussot	—		—		310,399 281,101	* **	3,071 0	* **
Louis L. Hoynes, Jr.	—		—		395,999 256,501	* **	144,018 0	* **
Kenneth J. Martin	8,600	(3)	240,638	(3)	237,767 261,833	* **	0 0	* **
Joseph M. Mahady	—		—		193,099 166,501	* **	0 0	* **
John R. Stafford	—		—		2,029,159 1,260,001	* (4) **(5)	4,707,044 0	* **

(1)	The amounts are based on the closing market price of our common stock on December 31, 2002 which was $37.40. The closing market price on February 3, 2003 was $38.64.

(2)	Represents exercises of options (i) granted in 1992 covering 5,200 shares at an exercise price of $18.9063 per share (market value on date of grant) and (ii) granted in 1996 covering 100,000 shares at an exercise price of $26.5313 per share (market value on date of grant).

(3)	Represents exercises of options granted in 1997 covering 8,600 shares at an exercise price of $36.2188 per share (market value on date of grant).

(4)	Includes options covering 428,460 and 265,069 shares of common stock which were transferred in each of 1998 and 1999, respectively, to an irrevocable trust for the benefit of members of Mr. Stafford’s family.

(5)	Includes options covering 314,177 shares of common stock which were transferred in 2002 to an irrevocable trust for the benefit of members of Mr. Stafford’s family. All of Mr. Stafford’s unexercisable stock options became exercisable on January 1, 2003 upon his retirement under the terms of the applicable plans.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

The following table provides information on restricted stock performance awards granted in 2002 to the named executive officers.

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Below Threshold (#)	Threshold (#)	Target (#)	Maximum (#)

Robert Essner	30,510	2004	—	22,883	30,510	38,138
Bernard J. Poussot	8,899	2004	—	6,674	8,899	11,124
Louis L. Hoynes, Jr.	7,628	2004	—	5,721	7,628	9,535
Kenneth J. Martin	8,899	2004	—	6,674	8,899	11,124
Joseph M. Mahady	5,085	2004	—	3,814	5,085	6,356
John R. Stafford	35,596	2004	—	26,697	35,596	44,495

(1)	Represents restricted stock performance awards made in 2002 under our 2002 Stock Incentive Plan. These awards are composed of units which may be converted to a number of shares of restricted stock (one share per unit) equal to 0%-125% of the target amounts of the award based upon our performance in 2004. The target amount will be earned if 97.5%-102.5% of the target earnings per share is achieved; the threshold amount will be earned if greater than or equal to 92.5% and less than 97.5% of the target earnings per share is achieved; and the maximum amount will be earned if more than 102.5% of the target earnings per share is achieved. In the event that less than 125% of the award is earned, the balance will remain eligible for conversion if our total shareholder return for the performance years 2004-2006 ranks in the top three when compared to that of the peer group listed in this proxy statement (this group may be amended in the Committee’s discretion due to mergers, consolidations or other appropriate circumstances). During the restricted period ending when target amounts are earned and converted to shares of common stock, all units will be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the restricted stock will vest immediately and the units will be converted based upon satisfaction of the performance criteria) unless otherwise determined by the Committee.

PENSION PLAN TABLE

We have three non-contributory defined benefit retirement plans in which the named executives participate. One of these plans is a qualified plan under the applicable provisions of the Internal Revenue Code of 1986, as amended. The other two plans are non-qualified supplemental retirement plans. Our Supplemental Executive Retirement Plan provides the amount of retirement benefit which is not permitted to be paid under the qualified plan. The aggregate benefits payable under our qualified plan and our Supplemental Executive Retirement Plan are determined based upon average final compensation (the total amount of an employee’s compensation for the five calendar years during which such employee’s compensation was the highest out of the 10 year period of service ending with such employee’s early or normal retirement date, divided by five). Our Executive Retirement Plan provides to certain highly compensated employees and corporate officers an additional retirement benefit based upon the average final compensation (the total amount of an employee’s compensation for the three calendar years during which such employee’s compensation was the highest out of the 10 year period of service ending with such employee’s early or normal retirement date, divided by three) with three additional years of service added (reduced by one year for each year the employee works beyond age 62). The retirement benefit provided by our Executive Retirement Plan is an unreduced benefit at the retirement age of 60 and is offset by benefits provided in our qualified plan and Supplemental Executive Retirement Plan.

	Years of Service
Final 3-Year Average Earnings	15	20	25	30(1)
$1,000,000	300,000	400,000	500,000	600,000
1,100,000	330,000	440,000	550,000	660,000
1,200,000	360,000	480,000	600,000	720,000
1,300,000	390,000	520,000	650,000	780,000
1,400,000	420,000	560,000	700,000	840,000
1,500,000	450,000	600,000	750,000	900,000
1,600,000	480,000	640,000	800,000	960,000
1,700,000	510,000	680,000	850,000	1,020,000
1,800,000	540,000	720,000	900,000	1,080,000
1,900,000	570,000	760,000	950,000	1,140,000
2,000,000	600,000	800,000	1,000,000	1,200,000
2,100,000	630,000	840,000	1,050,000	1,260,000
2,200,000	660,000	880,000	1,100,000	1,320,000
2,300,000	690,000	920,000	1,150,000	1,380,000
2,400,000	720,000	960,000	1,200,000	1,440,000
2,500,000	750,000	1,000,000	1,250,000	1,500,000
2,600,000	780,000	1,040,000	1,300,000	1,560,000
2,700,000	810,000	1,080,000	1,350,000	1,620,000
2,800,000	840,000	1,120,000	1,400,000	1,680,000
2,900,000	870,000	1,160,000	1,450,000	1,740,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000
3,100,000	930,000	1,240,000	1,550,000	1,860,000
3,200,000	960,000	1,280,000	1,600,000	1,920,000
3,300,000	990,000	1,320,000	1,650,000	1,980,000
3,400,000	1,020,000	1,360,000	1,700,000	2,040,000
3,500,000	1,050,000	1,400,000	1,750,000	2,100,000
3,600,000	1,080,000	1,440,000	1,800,000	2,160,000
3,700,000	1,110,000	1,480,000	1,850,000	2,220,000
3,800,000	1,140,000	1,520,000	1,900,000	2,280,000
3,900,000	1,170,000	1,560,000	1,950,000	2,340,000
4,000,000	1,200,000	1,600,000	2,000,000	2,400,000
4,100,000	1,230,000	1,640,000	2,050,000	2,460,000
4,200,000	1,260,000	1,680,000	2,100,000	2,520,000
4,300,000	1,290,000	1,720,000	2,150,000	2,580,000
4,400,000	1,320,000	1,760,000	2,200,000	2,640,000
4,500,000	1,350,000	1,800,000	2,250,000	2,700,000

(1)	Plans recognize up to 30 years of credited service only.

The compensation covered by the retirement plans for each of the named executives is the base salary rate at January 1, 2002 plus the 2001 annual bonus. Shown below are the base salary rate from January 1, 2002, the 2001 annual bonus, the total amount and the number of years of service (as of December 31, 2002) for the named executive officers:

Officer	Base Salary	2001 Bonus	Total Amount	Years of Service
Mr. Essner	$1,400,000	$1,675,001	$3,075,001	13
Mr. Poussot	$669,800	$750,000	$1,419,800	16
Mr. Hoynes	$678,500	$740,000	$1,418,500	12
Mr. Martin	$572,000	$600,000	$1,172,000	18
Mr. Mahady	$527,000	$594,000	$1,121,000	24
Mr. Stafford	$1,760,000	$1,968,000	$3,728,000	33

The table shows the combined annual pension under the current provisions of all retirement plans assuming retirement of an employee who has continued employment to age 60 and assuming payment as a single life annuity. (No reduction has been made for the Social Security offset.)

PERFORMANCE GRAPH

The following graph shows the value as of December 31, 2002 of a $1,000 investment in Wyeth’s common stock made on December 31, 1997, as compared with similar investments based on (i) the value of the S & P 500 Index and (ii) the value of a market-weighted peer group index composed of the common stock of Abbott Laboratories, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation and Wyeth, in each case on a “total return” basis assuming reinvestment of dividends. The market-weighted peer group index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.

Comparative Values

Year	Wyeth Common Stock	S&P 500 Index	Peer Group Index
12/31/97	$1,000.00	$1,000.00	$1,000.00
12/31/98	$1,498.70	$1,285.20	$1,468.09
12/31/99	$1,063.00	$1,555.30	$1,278.93
12/31/00	$1,748.70	$1,413.60	$1,737.11
12/31/01	$1,714.80	$1,246.30	$1,485.85
12/31/02	$1,067.70	$ 971.60	$1,214.24

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of December 31, 2002, including the 1990, 1993, 1996, 1999 and 2002 Stock Incentive Plans, the 1994 Restricted Stock Plan for Non-Employee Directors, the Management Incentive Plan and the Stock Option Plan for Non-Employee Directors.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (a)(#)		Weighted Average Exercise Price of Outstanding Options (b)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (c)(#)
Equity Compensation Plans Approved by Stockholders	124,222,793	(1)(2)	50.46	54,689,972	(1)
Equity Compensation Plans Not Approved by Stockholders	114,000	(3)	59.45	136,000

Total	124,336,793		50.47	54,825,972

(1)	Issued under our 1990, 1993, 1996, 1999 and 2002 Stock Incentive Plans and 1994 Restricted Stock Plan for Non-Employee Directors.

(2)	Also includes shares of common stock underlying outstanding awards under our Management Incentive Plan which will vest upon retirement or termination of each participant. These awards will be paid in shares of common stock. No additional awards are being made under the Management Incentive Plan which has been replaced by our Performance Incentive Award Program and our Executive Incentive Plan.

(3)	Issued under our Stock Option Plan for Non-Employee Directors, which is described below.

Stock Option Plan for Non-Employee Directors

Our Stock Option Plan for Non-Employee Directors was adopted in 1999 by the board of directors to attract and retain qualified persons who are not our employees or former employees for service as members of the board of directors by providing them with an interest in our success and progress by granting them ten-year term non-qualified options to purchase common stock. Under the plan, directors who are not our current or former employees will receive an annual grant of stock options on the date of the annual meeting. The price of the option is the fair market value on the date the option is granted. The options become exercisable at the date of the next annual meeting or earlier in the event of the termination of the director’s service due to death, disability or retirement, provided in each case that the director has completed at least two years of continuous service at the time of exercise or termination. The number of shares of our common stock that may be purchased under each annual option grant was 4,000, subject to adjustment for subsequent grants. The plan also provides for acceleration of vesting (becoming available for exercise) of awards in the event of a change in control of Wyeth. The maximum number of shares of common stock that may be granted under the plan is 250,000 shares.

CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER ARRANGEMENTS

Wyeth has entered into severance agreements with its corporate officers, including each of the executive officers named in this proxy statement, which are intended to provide for continuity of management in the event of a change in control of Wyeth. The agreements continue through December 31, 2003 and are automatically extended in one year increments, unless Wyeth provides a notice of termination no later than September 30 in any year. If the agreements are terminated, each of the agreements will continue to be effective for the remaining term. However, if a “change in control” (as defined in the agreements) occurs, the agreements will continue in effect for a period of 36 months beyond the change in control. A change in control as defined in the agreements would include any of the following events: (i) any “person”, as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of our voting securities; (ii) the consummation of any merger or business combination with Wyeth, sale or lease of our assets or any similar transaction, unless in any case the Wyeth stockholders retain at least 65% of the resulting entity; or (iii) a majority of our directors are replaced during a two-year period.

If, following a change in control, the executive officer who has signed an agreement is terminated for any reason, other than for disability or for cause (as defined in the agreements), or if the executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a one time severance payment equal to three times the total of (a) the executive’s then base salary, (b) the highest bonus awarded to the executive in any of the three years immediately prior to the termination year, and (c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements) of any grant of options and restricted stock made to the executive in the year prior to the change in control or, if higher, thereafter through termination. In addition, the executive would also receive a pro-rated bonus, calculated through the date of termination. During the 90-day period following the first anniversary of the change in control, resignation by any executive officer who has signed an agreement would constitute termination for good reason and such officer would be entitled to payment under the agreement.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, Wyeth will “gross-up” the executive officer’s payments for all such excise taxes plus any federal tax, state and local income tax applicable to such excise tax and penalties and interest thereon. In addition, upon the date of termination, the executive (or the spouse or applicable beneficiary in the event of such executive’s death) will receive three additional years of credit for age and service purposes in calculating supplemental pension benefits using the benefit calculation provisions of our Retirement Plan and, to the extent such executives participate therein, our Supplemental Executive Retirement Plan and our Executive Retirement Plan. This benefit would be further determined without any reduction for the receipt of benefits prior to age 65 or 60, as the case may be, with respect to each plan.

For three years from the date of a termination covered by a severance agreement, Wyeth would either continue the executive’s coverage under our welfare and fringe benefit plans (but excluding our disability, pension and 401(k) plans), perquisites and other programs in which the executive is participating immediately prior to such termination or provide substantially similar benefits. If, at the time of termination, the executive has already attained age 45, the executive would also become vested in all retiree medical coverage, life insurance and other retiree benefits; provided, however, that the retiree medical coverage provided by Wyeth will be secondary to any other medical coverage the executive may then have.

In addition, if any restricted stock awards or options terminate or are forfeited upon or following the termination of the executive’s employment under the terms of any plan, the executive will receive for any terminated or forfeited stock awards or options, an amount equal to the total of (i) the cashout value (as defined in the agreements) of all the shares covered by the restricted stock awards forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the cashout value of all the shares subject to options which were forfeited divided by (b) the aggregate exercise price of the shares subject to the forfeited options.

Wyeth has also entered into contracts with approximately 475 other key employees which are substantially the same as the ones entered into with the corporate officers except that (i) the severance payment multiple is equal to two times (as opposed to three) the total of (a) the executive’s then base salary, (b) the highest bonus awarded to the executive in any of the three years immediately prior to the termination year, and (c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements)

of any grant of options and restricted stock made to the executive in the year prior to the change in control or, if higher, thereafter through termination, and (ii) these employees may not resign from their positions after one year following a change in control with the resignation being deemed a good reason for termination.

Under the terms of the 1996, 1999 and 2002 Stock Incentive Plans, outstanding options become exercisable and restricted stock awards vest upon a change in control, as defined in these plans.

On March 6, 2001, Wyeth and Mr. Stafford entered into an agreement under which Mr. Stafford agreed to serve as Chairman and CEO of Wyeth until May 1, 2001 and as Chairman of Wyeth until December 31, 2002. Mr. Stafford has completed this service and under the agreement he agreed to render services to Wyeth as a consultant until December 31, 2007. Under the agreement, Mr. Stafford received salary and short-term and long-term incentive compensation awards through December 31, 2002, in each case at a level that is not less than the highest level paid or granted to Mr. Stafford in any of the three calendar years ending on December 31, 2001. From January 1, 2003 to December 31, 2007, Mr. Stafford will receive from Wyeth an annual consulting fee of $250,000. During the term of the agreement, Mr. Stafford and his spouse will also continue to receive certain benefits from Wyeth, including medical, fringe and other benefits (which includes limited use of corporate aircraft, home security and an annual tax and financial planning allowance) and certain support services (including other transportation services and use of office facilities). Wyeth also pays the applicable withholding taxes for certain of these benefits. In the event the agreement were to be terminated, Mr. Stafford would be entitled to all compensation that he would have received and all benefits to which he would have been entitled through the term of the agreement. The occurrence of a change in control (as defined in Mr. Stafford’s severance agreement) will not have any effect on the obligations of Wyeth to continue to provide Mr. Stafford’s compensation and benefits through the term of the agreement. Wyeth and Mr. Stafford also amended his severance agreement to clarify that the severance agreement terminated on December 31, 2002, the date Mr. Stafford ceased to be an employee of Wyeth.

CERTAIN LEGAL PROCEEDINGS

On January 14, 1998, our directors (other than Messrs. Essner, Carrión and Shipley), certain officers, a former director and officer and Wyeth (as a nominal defendant) were named in a stockholder derivative action filed in New Jersey Superior Court, Morris County (No. MRS-L-164-98). The suit seeks to recover any losses or damages sustained by Wyeth, as well as profits from the sale of stock by certain present and former officers and directors, as a result of alleged intentional, reckless or negligent breaches of fiduciary duty by the defendants. The suit alleges that the defendants made material misstatements or omissions regarding alleged adverse events associated with REDUX and/or PONDIMIN (and in particular an alleged association between those two products and valvular heart disease), exposing Wyeth to liability for personal injury lawsuits and securities claims. The defendants’ motion to dismiss the case has been granted and this ruling was affirmed on appeal in January 2003. The deadline for plaintiffs to petition the New Jersey Supreme Court to review the dismissal has now expired. The defendants believe that this suit is without merit and intend to continue to defend the litigation vigorously.

INDEBTEDNESS OF MANAGEMENT

On April 4, 2002, we made a loan to Ulf Wiinberg in the amount of $250,000 to assist him in relocating to the United States in connection with his promotion to President of Wyeth Consumer Healthcare (he previously was not an executive officer). This loan bears interest at the applicable federal short-term rate of 2.88% per annum and is required to be repaid in three annual installments ending in March 2005. Although this loan was made prior to the enactment of the Sarbanes-Oxley Act of 2002 which, among other things, generally disallows loans to executive officers, Mr. Wiinberg has made arrangements to repay the loan in full in the near future.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

A.	Responsibility of the Committee

The Compensation and Benefits Committee assists the Board of Directors with regard to all significant compensation and benefits programs, including executive compensation, compensation deferral plans, stock incentive plans, performance incentive award programs, fringe benefit plans of the executive officers and other employee plans. The Committee fulfills these responsibilities and duties primarily by carrying out the activities enumerated in its Charter, which is attached as an appendix to this proxy statement. The Committee is composed entirely of non-employee directors who are independent under currently applicable regulations and New York Stock Exchange guidelines.

B.	Compensation Philosophy

The general philosophy behind the Committee’s executive compensation recommendations and awards is to:

•	Support Wyeth’s goal of enhancing profitable growth and increasing stockholder value;

•	Align the interests of executive officers and other key employees with stockholders through the use of stock-based compensation plans;

•	Attract, retain and motivate high caliber executive officers and other key employees; and

•	Pay for performance by linking compensation to achievement of short-term and long-term goals and objectives.

The Committee’s objective with regard to cash compensation is to pay executive officers an annual base salary that is at the median when compared to levels paid to similarly situated executives at other leading pharmaceutical companies. In addition, it is the Committee’s objective that, for years in which Wyeth’s performance is among the leaders of its peer group, executive officers should receive bonus compensation that raises their total annual cash compensation to the top quartile of the competitive market.

With regard to equity-based compensation, it is the objective of the Committee to grant options and make restricted stock performance awards to executive officers based on a review of the aggregate of all compensation, including cash compensation, as described below.

C.	Components of Compensation

The three main components of compensation for executive officers at Wyeth are base salary, cash bonuses, and stock incentives (which include stock options and restricted stock performance awards). In deciding upon the allocation or award of these components, the Committee reviews data that compares the compensation paid or awarded to Wyeth’s executive officers to that paid or awarded to similarly situated executive officers of Wyeth’s competitors, including the peer companies listed in the performance graph. The Committee believes that its review of this data is an important consideration as these companies compete with Wyeth for executive talent. The Committee also reviews corporate and personal performance and sets goals and targets to measure this performance as described in detail below. In addition, the Committee consults with one or more compensation consultants when necessary. For 2002 compensation, the Committee consulted several times with Hewitt  Associates LLC, a nationally recognized compensation firm.

1. Base	Salary and Cash Bonus

Base salaries for executive officers, including the Chairman, President and Chief Executive Officer, have generally been set by the Board on an annual basis in November upon receiving a recommendation from the Committee. This salary level has typically applied for the following year and generally did not change except in cases where an executive was promoted or otherwise received increased responsibilities during that year. The Committee considers various factors in determining the base salary level for each executive, including, among other things, each executive officer’s individual performance, the performance of a business unit managed by the executive (if applicable), changes in the scope of employment for the executive, Wyeth’s overall financial condition, Wyeth’s general corporate performance, retention/competitive considerations and the recommendations of the Chairman, President and CEO (other than with respect to his own salary).

In the event that Wyeth’s corporate performance meets predetermined goals set by the Committee, a cash bonus will be paid to executive officers either under Wyeth’s Performance Incentive Award Program or, if applicable, Wyeth’s Executive Incentive Plan. No employee would be eligible to receive a bonus under both the Program and the Plan for any performance year. Discretionary cash bonuses are the component of executive compensation most closely based upon the individual performance of the executive.

2. Stock	Incentives

The Committee includes a significant equity component in executive compensation because it believes equity-based compensation aligns the long-term interests of the executive officers with those of stockholders. The Committee also believes that stock options motivate executive officers to maximize stockholder value and to remain employed with Wyeth despite a competitive labor market. The Committee grants options under the stockholder-approved stock incentive plans with an exercise price equal to the market price on the date of grant. If there is no appreciation in the market price for Wyeth’s common stock, the options remain valueless.

Stock option grants are made to executive officers based on salary, responsibility and performance of the individual officer. Grants made in 2002 will generally become exercisable in one-third increments on the first, second and third anniversaries of the date of grant except in cases of the death, retirement or disability of the optionee or in the event of a change in control of Wyeth, in which cases the options become immediately exercisable.

The Committee also may grant restricted stock performance awards to certain executive officers, including the Chairman, President and CEO. The restricted stock performance awards are granted in lieu of a portion of the stock option award that would otherwise be granted at a ratio of one share of restricted stock for options covering approximately two shares of common stock. Restricted stock units are generally granted with three years’ restriction and conversion to shares of common stock is contingent on performance targets as described below:

•	For the initial performance year (the third year following the grant), the Committee sets a financial target which may result in up to 125% of the target award being converted to common stock, depending upon corporate performance.

•	If less than 125% of the award is earned for the initial performance year, the unearned portion of the award will be eligible for conversion based upon a second performance measurement. If Wyeth’s total stockholder return for the initial performance year (the third year following the grant) and the following two years ranks in the top three when compared to the peer group index, the unearned portion of the award (up to a maximum of 125%) will be converted to common stock.

During the restricted period, the units will generally be forfeited in the event of termination of employment for any reason other than death, disability or retirement (in which cases the units will continue to be converted based upon satisfaction by Wyeth of the performance criteria), unless the Committee makes a partial or complete exception to this requirement.

D.	Compensation for 2002

1. Base	Salary

In November 2001, the Committee recommended and the Board approved an increase in the 2002 base salaries for executive officers based in part upon a review of the salaries of similarly situated executives at leading pharmaceutical companies, including those listed in the peer group index. The Committee also considered the following factors among other considerations:

•	Wyeth’s worldwide net revenue increased by 7% for both the 2001 third quarter and first nine months of 2001 as compared with the same periods in the prior year;

•	Excluding special items, Wyeth’s income and diluted earnings per share (EPS) from continuing operations increased by the following percentages, as compared to prior periods:

	2001 3rd Quarter	2001 9 Months
Income	14%	15%
Diluted EPS	12%	14%

•	Although stockholder value was down 8.3% since the beginning of 2001, it outperformed both the peer group index and S&P 500 Index by almost 6%; and

•	Product approvals and new product indications continued to be received.

The recommended base salary increases for 2002 positioned the executive salaries close to the market median in comparison to Wyeth’s peer group.

For 2003, the Committee did not recommend and the Board did not grant any increases in base salary because of Wyeth’s performance in 2002 and the implementation of cost reduction initiatives undertaken by Wyeth.

2. Cash	Bonuses

For 2002, although Wyeth’s overall performance was negatively affected by various events, the Committee determined that a limited bonus pool for motivational and retention purposes should be made available for executive officers and other employees. In determining the size of the bonus pool and the allocation of the awards to executive officers, including the Chairman, President and CEO, the Committee viewed as significant among other considerations that:

•	Worldwide net revenue rose 4% for both the 2002 fourth quarter and 2002 full year;

•	Effexor exceeded $2.0 billion in annual worldwide sales and Protonix surpassed the $1.0 billion mark;

•	Proceeds from monetizing Wyeth’s Amgen common stock holdings improved its balance sheet and reduced its liquidity risk;

•	Restructuring of Wyeth’s debt assisted in maintaining its short and long-term credit rating status;

•	Bulk supply of Prevnar has been increased to cover a significant portion of expected demand for 2003; and

•	Product approvals and new research developments continued to occur.

The named executive officers’ 2002 bonuses ranged from 35% to 42% of their 2001 bonuses.

3. Stock	Incentives

In April 2002, the Committee recommended granting stock options and restricted stock performance awards to executive officers. In deciding to make these grants, the Committee reviewed a report from Hewitt Associates LLC regarding the competitiveness of the proposed grants with those of similarly situated executives at major pharmaceutical companies, including those of Wyeth’s peer group. When recommending these grants in April 2002, the Committee also viewed as being significant the following factors:

•	Worldwide net revenue rose 7% in the 2002 first quarter;

•	After adjusting for 2001 goodwill amortization in order to achieve comparability, net income increased 13% and diluted earnings per share for the 2002 first quarter increased 12% compared with the 2001 first quarter results;

•	Stockholder value (including reinvested dividends) decreased 0.2% since the beginning of the year but outperformed the peer group index by 6.9% and S&P 500 Index by 3.5%; and

•	Product approvals and new research developments continued to occur.

The options granted to the executive officers by the Committee each have an exercise price per share equal to the mean market price on the date of grant which was $60.7050 (April 2002).

Also in 2002, two restricted stock awards were earned under the performance measurements described in detail above:

•	125% of the restricted stock target awards for the 2001 performance year were earned under the first performance measurement since Wyeth achieved greater than 102.5% of the earnings per share target for 2001 as set by the Committee; and

•	125% of the restricted stock target awards for the 1999 performance year were earned under the second performance measurement, since Wyeth’s total stockholder return ranked in the top three of its peer group for the three-year period 1999 – 2001.

Due to the significant decrease in Wyeth’s stock price, which had the effect of making several prior stock option grants valueless at that time, in October 2002 the Committee granted a portion (approximately 50%) of the employee stock options which would otherwise be granted in April 2003. These options were awarded to executive officers and other key employees but no grants were made to the executive officers named in this proxy statement.

E.	Compensation for CEO–2002

Compensation for the CEO and President for 2002 was determined by his overall direction of Wyeth and his performance. The Committee evaluated his pay relative to the CEO pay of the peer group companies and, in addition to the factors and criteria described above, the Committee noted that Wyeth’s net debt was reduced, thereby strengthening the balance sheet. The Committee further noted the considerable progress made in 2002 in Wyeth’s research and development efforts as 12 new compounds advanced from discovery to product development and 11 new investigational new drugs (INDs) were filed to begin first in human clinical trials.

With respect to Mr. Essner’s stock option and restricted stock performance award made in April 2002, the Committee took into consideration the performance factors described in this section and elsewhere in this report, his leadership of the company and noted, among other things, that Mr. Essner had recently been elected as the Chairman of the Pharmaceutical Research and Manufacturer’s Association (an association of the leading U.S. research-based pharmaceutical and biotechnology companies).

F.	Compensation of the Chairman in 2002

Mr. Stafford’s compensation for 2002, both cash and incentive compensation, was made under the terms of the agreement between Wyeth and Mr. Stafford which is described in detail under the caption “Change in Control Severance Agreements and Other Arrangements” in this proxy statement. Mr. Stafford received a 2002 bonus under the terms of his agreement of $1,968,000. Mr. Stafford is donating this bonus to a scholarship program he has established for eligible dependents of Wyeth employees.

G.	Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation’s CEO and to the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee’s general policy is to structure long-term and incentive compensation programs to preserve the tax deductibility of compensation paid to its executive officers including under the stockholder-approved Executive Incentive Plan. However, base salaries in excess of $1 million paid to these executive officers in any year would not qualify for deductibility under Section 162(m).

H.	Committee Interlocks and Insider Participation

As required by the Committee’s Charter, there are no current or former Wyeth employees serving on the Committee and there are no circumstances under which Wyeth would be required to report any “compensation committee interlocks” under the applicable proxy rules.

I.	Deferred Compensation Plan

Under Wyeth’s Deferred Compensation Plan for employees and the Directors’ Deferral Plan, employees and non-employee directors may defer salary and bonus or director’s fees (until a specified date or specified retirement) into a variety of investment options, including a fixed rate option. Deferrals under the fixed rate options currently accrue interest at an annual rate of interest equal to 10%. The Committee intends to review this rate later in 2003 for compensation deferred in 2004 and beyond. The obligations for Wyeth to make payments to plan participants under these plans have been registered under the Securities Act of 1933, as amended, and are unsecured obligations of Wyeth.

J.	Executive Stock Ownership Guidelines

The Committee has adopted stock ownership guidelines for executive officers and other key U.S. employees with annual base salaries above a specified level. Authority to administer these guidelines has been delegated to the Chairman, President and CEO, who reports periodically to the Committee. The guideline for the CEO is share ownership of Wyeth with a value of at least eight times his base salary. Officers who report to the CEO have a guideline of share ownership value at least six times base salary and other employees who are members of the Management, Law/Regulatory Review and Operations Committees have a guideline of four times base salary. The purpose of these guidelines is to encourage significant ownership of stock in Wyeth by executive officers and key employees.

K.	Conclusion

The Committee believes that it has been successful in attracting and retaining talented individuals and providing incentives for executive performance in a manner which serves the best interests of Wyeth and its stockholders.

COMPENSATION AND BENEFITS COMMITTEE
Frank A. Bennack, Jr., Chairman
Richard L. Carrión
John D. Feerick
John P. Mascotte
Walter V. Shipley

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Wyeth’s audited financial statements for the year ended December 31, 2002.

The Audit Committee has reviewed and discussed Wyeth’s audited financial statements with management. The Audit Committee has also had many discussions, including the required discussions with PricewaterhouseCoopers LLP, Wyeth’s independent accountants, regarding matters related to the conduct of the annual audit of Wyeth’s financial statements. The content of these communications is governed by AICPA Statements on Auditing Standards No. 61, 89 and 90. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relates to the accountants’ independence from Wyeth and has discussed with PricewaterhouseCoopers LLP its independence from Wyeth.

The Audit Committee is governed by the Audit Committee Charter adopted by Wyeth’s Board of Directors, a copy of which is attached as Appendix A to this proxy statement. This Charter has been substantially updated to reflect the Audit Committee’s increased responsibilities as a result of the Sarbanes-Oxley Act of 2002, as well as the proposed new NYSE governance listing standards. Each of the members of the Audit Committee qualifies as an “independent” Director under the current applicable listing standards of the New York Stock Exchange.

Based upon the review and discussions referred to above, the Audit Committee has recommended to Wyeth’s Board of Directors that Wyeth’s audited financial statements be included in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE
John D. Feerick, Chairman
Clifford L. Alexander, Jr.
John P. Mascotte
Mary Lake Polan, M.D., Ph.D., M.P.H.
John R. Torell III

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE ON

CORPORATE GOVERNANCE MATTERS

Corporate Governance

We believe that sound principles of corporate governance are an important key to Wyeth’s success and ability to secure the confidence of its shareholders, customers and employees. The responsibility for good corporate governance rests with our Board (including the Nominating and Governance Committee) and the role it takes in overseeing how management serves long-term interests of Wyeth and its shareholders.

In November 2000, the name of the Nominating Committee of the Board of Directors was changed to the Nominating and Governance Committee to reflect its expanded role in the area of corporate governance. Under its new mandate, the Committee was charged with evaluating both the formal and informal corporate governance polices that had been maintained by Wyeth for many years.

In 2001, the Committee recommended, and the Board adopted, charters for all the standing committees of the Board which had not previously been subject to formal written charters, namely, the Compensation and Benefits Committee, the Corporate Benefits Committee, and the Committee. Each charter sets out the purpose, composition, duties and responsibilities, and procedures of the committee. The Committee also recommended, and the Board adopted, a formal set of Board practices, which included issues such as a mandatory retirement age for Board members. Also in 2001, the Committee commenced a review of the criteria and procedures for board candidate selection, which was formally adopted in 2002 and is currently in use in accordance with the Committee Charter.

Following the NYSE announcement in June 2002 of proposed standards on corporate accountability and governance, the Committee met to evaluate Wyeth’s then current governance practices, policies and documentation. We continued the evaluation following the enactment of the Sarbanes-Oxley legislation in July 2002, coupling the requirements of the legislation and the NYSE proposals with our own evolving vision of good corporate governance. In addition to evaluating the current and proposed rules and regulations, the Committee has considered reports on emerging governance “best practices” and various models as part of its overall evaluation.

The results of our evaluation process to date have led to several positive advancements in our corporate governance, many of which are reflected in the revised charters for the standing committees of the Board, which are attached as exhibits to this proxy statement. In addition, the written Board practices adopted in 2001 have formed the basis of a set of overall corporate governance principles, which we anticipate the Board formally adopting later this year following further review and augmentation in what the Committee recognizes to be a rapidly changing area. The Committee, in keeping with its mandate, continues to study and seek to improve upon this solid foundation in good corporate governance.

Below are several questions and answers that provide some highlights of our governance practices and policy initiatives we have recently undertaken.

Questions and Answers About Our Board and Board Committees

Q:	Is Wyeth’s Board comprised of a majority of independent directors?

A:	Yes, our entire Board currently consists of non-employee directors, other than Mr. Essner. In fact, we consider the Board’s independence to be one of its great strengths. For the last several years, the individual or individuals serving as the Chairman, President and Chief Executive Officer have been the only member(s) of management on the Board. We anticipate that all of the non-employee directors will be considered “independent” directors under the revised NYSE standards once they are adopted.

Q:	What Committees of Wyeth’s Board are comprised of a majority of independent directors?

A:	The Audit Committee, Compensation and Benefits Committee, and Corporate Issues Committee have been comprised only of independent directors, as determined under applicable NYSE standards, since their inception. Our Committee is currently, and has been for a number of years, also comprised only of independent directors, as determined under applicable NYSE standards.

Q:	Are any of Wyeth’s management directors part of “interlocking” relationships?

A:	No. In addition, Mr. Essner is currently the only member of management on the Board, and he is not on the board of directors of any company that either employs an executive who sits on the Board or includes on its board another member of our Board.

Q:	What happens when one of Wyeth’s non-employee directors accepts a new directorship or changes professions?

A:	Non-employee directors are asked to consult with Wyeth management regarding potential conflicts of interest before accepting any new directorships or advisory positions. According to Wyeth’s practices, which will be reflected in the corporate governance principles that we anticipate the Board formally adopting later this year, the non-employee directors must offer not to stand for re-election following a change in their primary profession or occupation. The Committee then makes a recommendation to the Board whether to accept or reject the offer.

Q:	Does Wyeth require regular meetings of its non-management directors and/or have a lead independent director?

A:	Yes. Regular executive sessions of the non-management members of the Board have been scheduled and have commenced for 2003. The executive sessions of the non-management directors are being chaired by the Chairmen of the Audit Committee, the Compensation and Benefits Committee and the Committee on a rotating basis. By doing so, we believe that the duties that would typically fall upon a single lead independent director may be effectively assumed by the three Chairmen of these important committees.

Q:	Has Wyeth considered separating the positions of Chairman of the Board and Chief Executive Officer?

A:	We have taken note of recent reports suggesting that companies should give careful consideration to separating the offices of Chairman of the Board and CEO, such as the January 2003 report by The Conference Board’s Commission on Public Trust and Private Enterprise. However, we have also reviewed reports such as The Business Roundtable’s Principles of Corporate Governance (May 2002), which notes that most U.S. companies are well served by a structure in which the CEO also serves as Chairman of the Board. At the present time, we are maintaining the current structure of the CEO also serving as the Chairman of the Board.

Q:	What sort of financial expertise do the members of Wyeth’s Audit Committee have?

A:	All of our Audit Committee members meet the current NYSE standards for both independence and financial literacy. We also anticipate that one or more members of our Audit Committee will meet the recently adopted SEC definition of an “audit committee financial expert”.

Q:	Are your Board Committees authorized to independently engage outside advice?

A:	Yes. The Board committees are authorized to seek outside counsel and expert advice.

Q:	Are the charters of any of your Board Committees publicly available?

A:	Yes. The charters of each of the Audit, Compensation and Benefits, Corporate Issues and the Committee are publicly available and included as appendices to this proxy statement. As indicated above, all of these charters have recently been revised as part of our governance initiatives and are also available on our website at www.wyeth.com. We intend to continue evaluating these charters throughout 2003.

Q:	Has Wyeth made public its Corporate Governance Guidelines?

A:	As indicated above, Wyeth’s corporate governance principles will be formally adopted later this year. At that time, these corporate governance principles will be made publicly available on the Wyeth website at www.wyeth.com.

Questions and Answers About Other Aspects of Our Governance

Q:	Does Wyeth have an Ethics Code?

A:	Yes. The Wyeth Code of Conduct, which has been in existence for many years, has recently been updated and is available on the Wyeth website at www.wyeth.com.

Q:	Does Wyeth have a way for shareholders to report concerns they may have regarding accounting matters?

A:	Yes. If a shareholder, or any party, has concerns about accounting, internal accounting controls or audit matters, he or she can write directly to the Audit Committee of the Board at a P.O. Box of the Audit Committee located in New York City. The address is located on our website at www.wyeth.com.

NOMINATING AND GOVERNANCE COMMITTEE
John P. Mascotte, Chairman
Frank A. Bennack, Jr.
Richard L. Carrión
Ivan G. Seidenberg
Walter V. Shipley

INDEPENDENT PUBLIC ACCOUNTANTS 2002 FEES

On March 13, 2002, the Board with the recommendation of the Audit Committee appointed PricewaterhouseCoopers LLP as our independent public accountants for 2002, as ratified by stockholders at the 2002 Annual meeting. The information below includes amounts billed or expected to be billed for these services.

Audit Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002 were $5,165,000. Also in 2002 PricewaterhouseCoopers LLP performed a re-audit of our financial statements for the fiscal year ended December 31, 2001 for additional audit fees of $2,669,000.

Financial Information Systems Design and Implementation Fees

There were no fees billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for services to Wyeth, other than the services described above under “Audit Fees” for the fiscal year ended December 31, 2002, were $2,339,000. These services consist primarily of audit and tax related fees, specifically, employee benefit plan audits, various international tax services, a debt comfort letter, assistance with a divestiture, special audit support and other services approved by the Audit Committee.

The Audit Committee has considered whether the provision of all other services by our principal auditor is compatible with maintaining independence.

ITEM 2.

APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors, subject to ratification by the stockholders, has appointed PricewaterhouseCoopers LLP as our principal independent public accountants for the year 2003. This firm served in such capacity in 2002. A representative from PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to make such comments as may be appropriate and to answer proper questions.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS WYETH’S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS FOR 2003.

ITEM 3.

2003 STOCKHOLDER PROPOSAL

A Wyeth stockholder has informed management of his intention to present the following resolution for consideration at the annual meeting. The name, address and number of shares held by this stockholder will be promptly furnished orally or in writing by Wyeth upon request. Such request may be directed to Eileen M. Lach, Wyeth’s Corporate Secretary, who may be contacted at Five Giralda Farms, Madison, New Jersey 07940 by mail or by calling (973) 660-6073.

STOCKHOLDER PROPOSAL REGARDING SHAREHOLDER

APPROVAL OF “POISON PILLS”

Shareholder Vote on Poison Pills

This topic won an average 60%-yes vote at 50 companies in 2002

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This included Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder input.

Shareholder Vote on Poison Pills

Yes on 3

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

Our Board of Directors adopted a stockholder rights plan in October 1999 to protect our stockholders in the event of an unsolicited attempt to acquire control of Wyeth. According to a report published by the Investor Responsibility Research Center in 2001, stockholder rights plans similar to our plan have been adopted by over 2,000 U.S. companies and a majority of the companies included in the S&P 500 Stock Index, virtually all without stockholder approval, which is not legally required. For the reasons described below, the Board believes that the continuation of our rights plan is in the best interest of Wyeth and its stockholders.

Our rights plan is intended to encourage a potential bidder for Wyeth to negotiate with the board of directors prior to any takeover attempt, thereby strengthening the Board’s leverage in any negotiations. The plan also gives the Board more time to properly evaluate an acquisition offer to protect our stockholders against unfair offers and abusive tactics during a takeover process.

Our rights plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire Wyeth at a fair price. The terms of our plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary or legal duties, reflects the full value of Wyeth and is fair to all of our stockholders. The plan therefore strengthens the Board’s ability to protect and maximize the value of Wyeth for all of our stockholders. The plan does not prevent potential purchasers from making offers that would be in the best interests of Wyeth and that would create value for all stockholders.

The economic benefits of a rights plan to stockholders have been validated in several studies. A report published in November 1997 by Georgeson & Company, a nationally recognized proxy solicitor and investor relations firm, found that companies with stockholder rights plans received $13 billion dollars in additional takeover premiums during the period from 1992 to 1996. The Georgeson study also concluded that:

1.	premiums paid to acquire target companies with stockholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans;

2.	the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid; and

3.	the presence of a rights plan did not reduce the likelihood that a company would become a takeover target.

This evidence suggests that rights plans achieve their principal objectives which are the protection against inadequate offers and abusive tactics and increased bargaining power of the Board resulting in higher value for stockholders.

This proposal requires the approval of a majority of the votes, which are cast by the holders of the shares present and entitled to vote at the annual meeting. However, the proposal is only a recommendation to the Board. Under Delaware law, redemption of the existing rights under the plan and implementation of a requirement for stockholder approval of future shareholder rights plans would require Board action.

For these reasons stated above, the Board and management believe that the continuation of our rights plan is in the best interest of all of our stockholders.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

OTHER MATTERS

When are stockholder proposals due for the 2004 annual meeting?

Stockholder proposals for the 2004 annual meeting must be received by us at our principal executive offices on or before November 19, 2003 in order to be included in our proxy materials for the meeting. Also, in accordance with the notice requirements in our by-laws, if a stockholder notifies us of his or her intent to present a proposal for consideration at our 2004 annual meeting after January 25, 2004, we (through the persons named as proxies in the proxy materials) may exercise discretionary voting authority (as they choose) at the meeting with respect to that late proposal without including information regarding it in our proxy materials.

What happens if you receive multiple copies of the annual report and proxy statement?

Applicable rules permit brokerage firms and us to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. However, if you wish to receive a separate proxy statement for the 2003 annual meeting or a 2002 annual report, you may find these materials at our internet website (www.wyeth.com) or you may receive printed copies by contacting Wyeth Investor Relations, Five Giralda Farms, Madison, New Jersey 07940 by mail or by calling (973) 660-5000.

Are there any other matters to be addressed at the annual meeting?

We know of no other matters to be brought before the annual meeting, but if other matters are brought up before or at the meeting, the officers named in your proxy intend to take action as in their judgment is in the best interest of our company and its stockholders.

Who will pay for the costs related to this proxy statement and the annual meeting?

We will be responsible for paying all expenses to prepare, print and mail the proxy materials to stockholders. In addition, we have retained D.F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies for a fee of $19,500 plus out-of-pocket expenses and disbursements. In addition, our officers and employees may request the return of proxies by telephone, telegram or in person, but no additional compensation will be paid to them.

When can you expect to receive a 2002 Annual Report?

Our Annual Report for the year ended December 31, 2002, including financial statements, is being mailed or made available electronically to stockholders together with these proxy materials. Both the 2002 Annual Report and this proxy statement will be posted at our corporate website (www.wyeth.com) soon after they are distributed to stockholders.

Regardless of the number of shares you hold, it is important that your stock be represented at the meeting in order that a quorum will be present. If you are unable to attend the meeting, you are urged to submit your proxy by telephone or via the internet website if instructions to do so are included on your proxy form or to sign and date your proxy and return it without delay in the enclosed envelope. The shares represented by each proxy which is signed and returned or submitted by telephone or via the internet website will be voted in accordance with your directions.

By Order of the Board of Directors

EILEEN M. LACH
Secretary

March 18, 2003

APPENDIX A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Board”) recognizes its oversight and guidance role within Wyeth (the “Company”). The Audit Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE

The purpose of the Audit Committee is to provide assistance to the Board of Directors of the Company in fulfilling its legal and fiduciary obligations and responsibilities to the shareholders, potential shareholders and the investment community with respect to matters involving the accounting, auditing, financial reporting, and internal control functions of the Company and its subsidiaries. In the fulfillment of said general purposes, the Audit Committee shall assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and of the independent auditors. The Audit Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board. The members of the Audit Committee will meet the independence, experience and other requirements of the New York Stock Exchange and all other applicable rules, regulations and statutes. Members must be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices or acquire such familiarity within a reasonable period of time after his or her appointment to the Audit Committee. At least one of the members should, to the extent practicable, be a financial expert as defined by applicable rules, regulations and statutes. A member of the Audit Committee may not simultaneously serve on the audit committee of more than three public companies unless such service is recommended by the Nominating and Governance Committee and approved by the Board, upon its determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept any consulting, advisory, or other compensatory fee from the Company, or be an affiliated person of the Company or any subsidiary thereof.

The Audit Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each such member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Audit Committee. The members of the Audit Committee may be removed from the Committee, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Audit Committee shall be designated by the Board of Directors. The Audit

Committee may form and delegate authority to subcommittees in compliance with applicable law when deemed appropriate by the Audit Committee.

IV.	MEETINGS

The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its goal to foster open communication, the Audit Committee shall periodically meet separately with representatives of management, the vice president of the internal auditing department, and the independent auditors to discuss any matters that the Audit Committee or each of them believes would be appropriate to discuss privately. At such quarterly meeting, the Audit Committee should meet with the independent auditors and management to review the Company’s financial statements in a manner consistent with that outlined in Section V of this Charter. The Chairman of the Board, the Chairman of the Audit Committee, any other member of the Audit Committee, the President, an Executive Vice President or the Chief Financial Officer may call meetings of the Audit Committee. The Audit Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Audit Committee. A majority of the Audit Committee members shall constitute a quorum. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Audit Committee. The Audit Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Audit Committee shall keep a record of its actions and proceedings, and the Chairman of the Audit Committee shall make a report thereof from time to time to the Board of Directors.

V.	RESPONSIBILITIES AND DUTIES

In carrying out its duties and responsibilities, the following should be considered within the authority of the Audit Committee:

1.	The sole authority to hire, subject to shareholder ratification, and fire, the firm of independent public accountants and to approve the engagement fees in connection therewith.

2.	The responsibility to directly oversee the work of any independent public accounting firm employed by the Company, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

3.	The sole authority to approve in advance all audit and legally permitted non-audit services to be provided by any independent public accountants; provided, however, that pre-approval of non-audit services will not be required if:

a.	the aggregate amount of fees for all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the non-audit services are provided;

b.	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

c.	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.

4.	The sole authority to delegate to one or more designated members of the Audit Committee who are independent directors of the Board of Directors of the Company, the authority to grant pre-approval of audit and non-audit services as described in Section (3) above, so long as it is presented to the full Audit Committee at the next scheduled meeting.

5.	At least annually, to obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and to assess the auditor’s independence, all relationships between the independent auditor and the Company.

6.	At least annually, to evaluate the independent auditor’s qualifications, performance and independence, which evaluation shall include the review and evaluation of the lead partner of the independent auditor and a review of the report referred to in (5) above. In making its evaluation, the Audit Committee shall take into account the opinions of management and the Company’s internal auditors. The Audit Committee shall further ensure the rotation of the lead audit partner at least every five years and confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company. The Audit Committee shall decide as to whether the Company is obtaining high-quality audits and whether rotation of the auditor would be helpful. The Audit Committee shall present its conclusions with respect to the independent auditor to the full Board.

7.	To instruct the Company’s independent auditors that they are to directly report to the Audit Committee.

8.	To discuss the annual audited financial statements and quarterly financial statements prior to dissemination, with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

9.	To generally discuss the types of information to be disclosed and the type of presentation to be made with respect to earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

10.	To review in consultation with the independent auditors, management and the internal auditors, the integrity of the Company’s financial reporting process, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the Company; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditor and the Company’s management.

11.	To review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

12.	To engage and compensate from the Company’s funds independent counsel and other advisers, as the Audit Committee determines appropriate to carry out its duties.

13.	To discuss policies with respect to risk assessment and risk management and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

14.	To review with the independent auditor any audit problems or difficulties and management’s response, including, but not limited to, any restrictions on the scope of the independent auditor’s activities or on access to requested information (and any significant disagreements with management), any accounting adjustments that were noted or proposed by the auditor but were passed as immaterial or otherwise, any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement, and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company. The review shall also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

15.	To review and approve, if appropriate, the operations and responsibilities of the Internal Audit Department and any changes thereto.

16.	To review the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures through inquiry and discussions with the Company’s independent auditors, internal auditors and management of the Company and approve the charter of the Company’s Disclosure Committee and any amendments thereto.

17.	To establish procedures for (i) the receipt, retention, treatment, processing and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

18.	To set hiring policies for employees or former employees of the independent auditors all in accordance with applicable legal restrictions. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Company if the Chief Executive Officer, Comptroller, Chief Financial Officer, chief accounting officer or any person serving in an equivalent capacity for the Company was employed by the registered public accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

19.	To meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company.

20.	To report regularly to the Board including, but not limited to, any issues that may arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

21.	To direct preparation of and approve the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

22.	To review the findings of the Business Ethics Policy, as incorporated in the Code of Conduct, and report to the Board of Directors such findings.

23.	To perform such additional activities and consider such other matters within the scope of its responsibilities as the Audit Committee or the Board deems necessary or appropriate.

VI.	ANNUAL PERFORMANCE EVALUATION

The Audit Committee shall conduct a review and evaluation, at least annually, of the functioning of the Audit Committee, including but not limited to reviewing the compliance of the Audit Committee with this Charter. In addition, the Audit Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee of the Board of Directors for consideration by the Board of Directors any improvements to this Charter that the Audit Committee considers necessary. The Audit Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

APPENDIX B

COMPENSATION AND BENEFITS COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Corporation”) recognizes its oversight and guidance role within Wyeth. The Compensation and Benefits Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE OF THE COMMITTEE

The Compensation and Benefits Committee shall assist the Board of Directors of Wyeth in the discharge of its responsibilities relating to compensation and benefits programs of the Corporation, including executive compensation, compensation deferral plans, stock incentive and option plans, performance incentive award programs, fringe benefit plans of the principal corporate officers and other employee plans. The Compensation and Benefits Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION AND ORGANIZATION

The Compensation and Benefits Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall be: (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended; (iii) “independent” under New York Stock Exchange rules and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member; and (iv) selected and retained in compliance with all applicable rules, regulations and statutes. The Compensation and Benefits Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each such member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Compensation and Benefits Committee. The members of the Compensation and Benefits Committee may be removed from the Committee, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Compensation and Benefits Committee shall be designated by the Board of Directors. The Compensation and Benefits Committee may form and delegate authority to subcommittees in compliance with applicable law when deemed appropriate by the Compensation and Benefits Committee.

IV.	MEETINGS

The Compensation and Benefits Committee shall meet as needed at stated times without notice, or on notice to all by order of the Chairman or a Vice Chairman of the Board of Directors, the President, an Executive Vice President or by one of the members of the Compensation and Benefits Committee. The Compensation and Benefits Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Compensation and Benefits Committee. A majority of the Compensation and Benefits Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Compensation and Benefits Committee. The Compensation and Benefits Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Compensation and Benefits Committee shall keep a record of its actions and proceedings, and the Chairman of the Compensation and Benefits Committee shall make a report thereof from time to time to the Board of Directors.

V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, as described in section II above, the Compensation and Benefits Committee shall:

1.	With respect to the determination of executive compensation:

•	Recommend to the Board of Directors the salaries, bonuses and other benefits provided for the principal corporate officers of the Corporation;

•	Specifically with respect to the Chief Executive Officer, review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate his performance in light thereof, and consider identified and other factors related to the performance of the Corporation in determining a recommendation to the Board of Directors on the compensation level of such executive;

•	Review and recommend to the Board of Directors the overall compensation of each newly elected principal corporate officer;

•	Evaluate on a periodic basis the competitiveness of the compensation of principal corporate officers and senior management of the Corporation; and

•	Establish and maintain performance-based compensation programs under Section 162(m) of the Internal Revenue Code.

2.	With respect to incentive compensation plans, fringe benefit plans, deferred compensation plans, supplemental savings plans, and other equity compensation plans in which the Chief Executive Officer, other principal corporate officers and the non-employee directors of the Corporation participate (the “Plans”), to the extent permitted by law and subject to the terms of the Plans:

•	Review, approve and make recommendations to the Board of Directors regarding functional improvements or changes to the Plans or adoption of new plans when appropriate;

•	Evaluate on a periodic basis the competitiveness of the Plans;

•	Specifically with respect to the Chief Executive Officer, review and approve corporate goals and objectives relevant to the Chief Executive Officer and evaluate his and the Corporation’s performance taking into account prior awards and consider identified and other factors related to the performance of the Corporation in determining recommendations to the Board of Directors on the grants and awards to such executive under the Plans;

•	Act as Administrator and interpret all Plans in which the Compensation and Benefits Committee has been designated as Administrator by the Board of Directors and periodically report any such interpretations to the Board of Directors;

•	Determine whether and when to delegate administrative duties under Plans in which the Compensation and Benefits Committee has been named as Administrator to the Retirement Committee or other committee when appropriate.

3.	With respect to employee pension plans and employee welfare benefits plans (i.e., medical, life insurance, disability, dental, etc.) (the “Benefit Plans”) evaluate on a periodic basis the competitiveness of the Benefit Plans and recommend to the Board of Directors adoption of amendments to the Benefit Plans involving significant changes or improvements to the extent permitted by law and subject to the terms of the Benefit Plans.

4.	Periodically review and approve stock ownership guidelines for and review the stock ownership of principal corporate officers and senior management of the Corporation.

5.	Produce a report on executive compensation annually for inclusion in the proxy statement of the Corporation in accordance with applicable New York Stock Exchange rules and other regulatory requirements.

6.	If appropriate, select, retain and, if warranted, replace or terminate compensation and benefits consultants to provide independent advice to the Compensation and Benefits Committee. The Compensation and Benefits Committee shall have sole authority to engage any such consultants, if deemed desirable or beneficial, and shall approve, in its sole discretion, the consultant’s fees and other terms of any such engagement. The Compensation and Benefits Committee may, in its discretion, consult with management of the Corporation prior to the engagement of any such consultant.

7.	From time to time, as the Compensation and Benefits Committee shall deem appropriate, make recommendations to the Board of Directors regarding other issues related to the principal corporate officers, senior management and key employees of the Corporation.

8.	Perform such other duties and responsibilities as may be assigned to the Compensation and Benefits Committee, from time to time, by the Board of Directors of the Corporation, the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation, if not the Chairman.

9.	Conduct a review and evaluation annually of the functioning of the Compensation and Benefits Committee in such manner as the Compensation and Benefits Committee deems appropriate.

10.	Review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee of the Board of Directors for consideration by the Board of Directors any improvements to this Charter that the Compensation and Benefits Committee deems necessary or appropriate.

APPENDIX C

NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Corporation”) recognizes its oversight and guidance role within Wyeth. The Nominating and Governance Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE OF THE COMMITTEE

The Nominating and Governance Committee shall provide support for the governance role of the Board of Directors of Wyeth in reviewing and making recommendations on the composition of the Board of Directors, periodically assessing the functioning of the Board of Directors and its Committees, reviewing and making recommendations regarding non-employee director compensation, and making recommendations to the Board of Directors regarding corporate governance matters and practices. The Nominating and Governance Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION AND ORGANIZATION

The Nominating and Governance Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall be an independent director of the Corporation and shall meet the applicable independence requirements of the New York Stock Exchange and shall be selected and retained in compliance with all applicable rules, regulations and statutes. The Nominating and Governance Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Nominating and Governance Committee. The members of the Nominating and Governance Committee may be removed, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Nominating and Governance Committee shall be designated by the Board of Directors. The Nominating and Governance Committee may form and delegate authority to subcommittees in compliance with the applicable law when deemed appropriate by the Nominating and Governance Committee.

IV.	MEETINGS

The Nominating and Governance Committee shall meet as needed at stated times without notice, or on notice to all by order of the Chairman or a Vice Chairman of the Board of Directors, the President, an Executive Vice President or by one of the members of the Nominating and Governance Committee. The Nominating and Governance Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Nominating and Governance Committee. A majority of the Nominating and Governance Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Nominating and Governance Committee, except with respect to recommendations of nominees for election as Directors,

C-1

which action shall be unanimous. The Nominating and Governance Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Nominating and Governance Committee shall keep a record of its actions and proceedings, and the Chairman of the Nominating and Governance Committee shall make a report thereof from time to time to the Board of Directors.

V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Nominating and Governance Committee, acting in conjunction with the Chairman of the Board at such times as the Committee deems appropriate, shall:

1.	With respect to the selection of Directors, establish criteria and procedures for identifying candidates for the Board of Directors; periodically review potential candidates, including those submitted in accordance with the By-Laws or proxy materials of the Corporation and recommend to the Board of Directors nominees for election as Directors of the Corporation; and have the sole authority to hire and terminate the services of any search firm used in the identification of director candidates and approve such search firm’s fees and other terms and conditions of such engagement.

2.	With respect to the functioning of the Board of Directors and the Committees of the Board of Directors,

•	Review and make recommendations to the Board of Directors concerning the types, duties, functions, size, operation and membership of Committees of the Board of Directors;

•	Review and make recommendations to the Board of Directors regarding the adoption and amendment of charters of the Committees of the Board of Directors;

•	Conduct a review and evaluation annually of the functioning of the Nominating and Governance Committee in such manner as it deems appropriate; and

•	In consultation with the full Board of Directors, conduct a review and evaluation annually of the functioning of the Board of Directors in such manner as the Nominating and Governance Committee deems appropriate.

3.	With respect to compensation for non-employee members of the Board of Directors, review and recommend to the Board of Directors the amount and form of annual retainer, meeting fees, and other direct and indirect compensation and benefits to be paid or made available to Directors of the Corporation.

4.	Develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Corporation and from time to time, as the Nominating and Governance Committee shall deem appropriate, make other recommendations to the Board of Directors regarding other governance matters and practices.

5.	Perform any other activities consistent with this Charter and the Corporation’s By-Laws as the Nominating and Governance Committee, the Board of Directors, the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation, if not the Chairman, deems necessary or appropriate.

6.	Review and reassess, at least annually the adequacy of this Charter and the charters of all the other Committees of the Board of Directors and recommend to the Board of Directors for its consideration any improvements in this Charter or the charters of the other Committees that the Nominating and Governance Committee deems necessary or appropriate.

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APPENDIX D

CORPORATE ISSUES COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PREAMBLE

The Board of Directors of Wyeth (the “Corporation”) recognizes its oversight and guidance role within Wyeth. The Corporate Issues Committee is a key committee utilized by the Board of Directors of Wyeth in the fulfillment of this oversight and guidance role.

II.	PURPOSE OF THE COMMITTEE

The Corporate Issues Committee shall make recommendations to the Board of Directors on policies, practices, and programs relating to public and social issues impacting the operations of the Corporation and the relations of the Corporation with its various constituencies. The Corporate Issues Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

III.	COMPOSITION AND ORGANIZATION

The Corporate Issues Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall meet the applicable independence requirements of the New York Stock Exchange. The Corporate Issues Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors and shall serve until a replacement for each member is duly elected and qualified or until such member’s resignation or removal from the Board of Directors or the Corporate Issues Committee. The members of the Corporate Issues Committee may be removed from the Committee, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Corporate Issues Committee shall be designated by the Board of Directors. The Corporate Issues Committee may form and delegate authority to subcommittees in compliance with the applicable law when deemed appropriate by the Corporate Issues Committee.

IV.	MEETINGS

The Corporate Issues Committee shall meet as needed at stated times without notice, or on notice to all by order of the Chairman or a Vice Chairman of the Board of Directors, the President, an Executive Vice President or by one of the members of the Corporate Issues Committee. The Corporate Issues Committee shall hold executive sessions as necessary and/or as convened by the Chairman of the Corporate Issues Committee. A majority of the Corporate Issues Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Corporate Issues Committee. The Corporate Issues Committee may also take action by unanimous written consent or by conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Corporate Issues Committee shall keep a record of its actions and proceedings, and the Chairman of the Corporate Issues Committee shall make a report thereof from time to time to the Board of Directors.

D-1

V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Corporate Issues Committee shall:

1.	Review major public and social policies, practices, and programs of the Corporation and monitor compliance in significant areas of legal, social, and public responsibility and, when appropriate, make recommendations to the Board with respect to such policies, practices and programs, including periodic reviews relating to:

•	Environmental, health, and safety;

•	Employment practices, including equal employment opportunity in hiring and promotion;

•	Charitable giving and community outreach; and

•	Political contributions and political action.

2.	Review and make recommendations to the Board of Directors regarding stockholder proposals submitted for inclusion in the annual proxy materials of the Corporation, which relate to public and social issues.

3.	Review periodically with the General Counsel of the Corporation the Code of Conduct of the Corporation, and make recommendations to the Board of Directors for any changes, amendments or modifications of the Code of Conduct that the Corporate Issues Committee deems appropriate in light of changing conditions, new legislation, regulations and other developments.

4.	From time to time, as the Corporate Issues Committee shall deem appropriate, identify and make recommendations to the Board of Directors regarding current and emerging political, social and public policy trends and issues.

5.	Perform any other activities consistent with this Charter and the Corporation’s By-Laws as the Corporate Issues Committee, the Board of Directors, the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation, if not the Chairman, deems necessary or appropriate.

6.	Conduct a review and evaluation annually of the functioning of the Corporate Issues Committee in such manner as it deems appropriate.

7.	Review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee of the Board of Directors for consideration by the Board of Directors any improvements to this Charter that the Corporate Issues Committee deems necessary or appropriate.

D-2

Wyeth

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WYETH

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE "FOR" ITEMS 1 AND 2.

Vote On Directors

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Item 1 - ELECTION OF DIRECTORS: Nominees: 01) C.L. Alexander, Jr., 02) F.A. Bennack, Jr., 03) R.L. Carrión, 04) R. Essner, 05) J.D. Feerick, 06) J.P. Mascotte, 07) M.L. Polan, 08) I.G. Seidenberg, 09) W.V. Shipley and 10) J.R. Torell III	0	0	0	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below. ______

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Wyeth

Five Giralda Farms
Madison, New Jersey 07940

Our board of directors and management are asking for your authorization and voting instructions (your proxy) to vote your shares.

By signing on the reverse side, you will appoint each of ROBERT ESSNER, LAWRENCE V. STEIN and EILEEN M. LACH as your representative (proxy) with power to substitute another person to submit your vote. Your shares will be voted in accordance with your instructions at Wyeth's Annual Meeting of Stockholders scheduled to be held on April 24, 2003 or at any postponement (or adjournment) on the matters described in the Proxy Statement and any other matters properly presented for a vote at the meeting.

Address Changes: ______________________________

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(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(Continued and to be signed if voting by mail on the other side of this form or follow the instructions to vote via the internet or by telephone)